EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
October 26, 2005

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION ANNOUNCES
RECORD RESULTS

BALTIMORE, MD (October 26, 2005) Bay National Corporation (OTCBB:BANI), the bank holding company for Bay National Bank (the “Bank”), today reported net income per common share of $.37 (on a diluted basis) for the quarter ended September 30, 2005, a 185% increase from $.13 (basic and diluted) earned in the third quarter of 2004. Net income for the three months ended September 30, 2005 rose to a record $750,645, a 207% increase from the $244,372 earned in the third quarter of 2004.

Hugh W. Mohler, Chairman and CEO, commented, “Our record 2005 year-to-date performance has been driven by excellent asset quality, solid loan growth, disciplined interest rate management and successful operating leverage; these achievements reflect positively on the dedication, ability and hard work of our professionals. Our successful quarter was also marked by assets crossing the $200 million threshold, another significant milestone for the Bank. We continue to be mindful of why we have achieved success in this very competitive environment - respect and integrity toward our customers. These values will continue to be our priority.”

At September 30, 2005, assets totaled $202.4 million, up 28% from the third quarter of 2004. Net loans rose 45% to $184.4 million as of September 30, 2005, as compared to September 30, 2004. At September 30, 2005 there were no non-performing loans; similarly there were no charge-offs during the third quarter of 2005.

Deposits increased 26.7% to $180.3 million as of September 30, 2005 as compared to September 30, 2004. Core deposits rose 27.7% year-over-year to $135.7 million at September 30, 2005. Core deposits, which management categorizes as all deposits other than national market certificates of deposit and all but $5.0 million in deposits from three accounts with highly variable balances, are closely monitored by management because they consider them not only a relatively stable source of funding but also reflective of the growth of commercial and consumer depository relationships.

The Bank’s net interest margin and net interest spread were 4.57% and 3.99%, respectively, for the nine months ended September 30, 2005 - both reflecting 32% year-over-year increases - the result of interest rate increases enacted by the Federal Reserve and disciplined asset and liability management.

The book value of our common stock increased 15.1% from the year-ago quarter and the market price of common shares at the close of the third quarter 2005 was $19.00, up 69% from the closing price at September 30, 2004.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It focuses on filling the void created by the persistent and unprecedented bank merger and acquisition activity. The bank’s niche is small to middle-market businesses, professional service firms, non-profit entities and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding Bay National Corporation’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF SEPTEMBER 30, 2005 and 2004
(dollars in thousands, except per share data)
	2005	2004
Total assets	$202,433	$157,936
Cash and due from banks	1,663	670
Federal funds sold and other overnight investments	11,848	19,547
Investment securities available for sale	1,541	1,546
Other equity securities	907	538
Loans, net	184,403	127,214
Deposits	180,353	142,285
Short-term borrowings	3,710	1,550
Note payable	2,100	500
Stockholders’ equity	15,088	12,958

Common shares outstanding	1,924,436	1,903,960
Book value per share	$7.84	$6.81
Ratio of interest earning assets to interest bearing liabilities	124.68%	126.29%
Stockholders’ equity as a percentage of assets	7.45%	8.20%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2005 and 2004

Weighted average yield/rate on:	2005	2004
Loans	7.18%	5.76%
Investments and interest bearing cash balances	2.05%	.95%
Deposits, short-term borrowings and note payable	2.79%	2.12%
Net interest spread	3.99%	3.02%
Net interest margin	4.57%	3.46%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE PERIODS ENDED SEPTEMBER 30, 2005 and 2004
(dollars in thousands, except per share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Interest income	$3,598	$2,001	$8,987	$5,313
Interest expense	1,182	656	2,927	1,738
Net interest income	2,416	1,345	6,060	3,575
Provision for credit losses	297	136	532	350
Net interest income after provision for credit losses	2,119	1,209	5,528	3,225
Non-interest income	231	132	540	401
Non-interest expenses	1,599	1,097	4,450	3,147
Income before income taxes	751	244	1,618	479
Income taxes	-	-	-	-
Net income	$751	$244	$1,618	$479

PER COMMON SHARE
Basic net income per share	$.39	$.13	$.84	$.26
Diluted net income per share	$.37	$.13	$.81	$.25
Average shares outstanding (Basic)	1,924,436	1,872,058	1,921,954	1,865,849
Average shares outstanding (Diluted)	2,004,628	1,932,857	1,997,185	1,926,265

STOCK PRICE
High	$21.00	$12.50	$21.00	$14.00
Low	$17.25	$10.00	$13.20	$10.00
Close	$19.00	$11.25	$19.00	$11.25

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	September 30, 2005	September 30, 2004
Total deposits	$180,353	$142,285
National market certificates of deposit	(34,248)	(30,214)
Variable balance accounts (3 customers as of September 30, 2005, 2 customers as of September 30, 2004)	(15,422)	(7,799)
Portion of variable balance accounts considered to be core	5,000	2,000
Core deposits	$135,683	$106,272